Exhibit 99.1
FOR IMMEDIATE RELEASE
Global Consumer Acquisition Corp. Committed to Completing Acquisition of First
Commerce Bank on Proposed Timeline
New York, August 31, 2009 — Global Consumer Acquisition Corp. (“GCAC”) (NYSE AMEX: GHC) today announced that it is committed to closing its previously announced transaction to purchase 1st Commerce Bank, which holds a Nevada bank charter. Upon closing, GCAC would be renamed Western Liberty Bancorp, which is expected to be the best-capitalized community bank in Nevada.
GCAC also remains focused on a transaction involving BB&T’s Nevada assets and deposits following the closure of the acquisition of 1st Commerce Bank. GCAC believes such a transaction could be structured differently from the deal originally entered into with Colonial Bank, in order to incorporate some or all of the assets and deposits not included in the original transaction.
As was previously announced, GCAC expects to hold a September 30, 2009 shareholder vote for shareholders of record as of September 11, 2009.
“We believe our shareholders would prefer that we close on the purchase of 1st Commerce Bank and continue to pursue several pools of attractively priced Nevada assets and deposits that we expect to become available in the coming months” commented Jason N. Ader, Chairman of Western Liberty Bancorp. “Given the amount of asset supply that we expect to be available in the Nevada market, we do not foresee any change in our ability to grow our balance sheet.”
Western Liberty’s strategy is to become a valuable source of liquidity in the currently-challenged Nevada market. The newly formed company will leverage the local market relationships and expertise of its senior management team to create value for businesses and consumers throughout Nevada.
Additionally, WLB expects to capitalize on its strong balance sheet to acquire distressed banking assets in Nevada and to be an active acquirer of healthy financial institutions. “There is no shortage of distressed assets in need of capital in Nevada and we would be best positioned to pursue them opportunistically,” added Mr. Ader.
About Global Consumer Acquisition Corp.
Global Consumer Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
Jason N. Ader
Global Consumer Acquisition Corp.
(212) 445-7800